EXECUTIVE SEVERANCE AGREEMENT

     This EXECUTIVE SEVERANCE AGREEMENT (“Agreement”), made as of the 12th day of June 2003 (the “Effective Date”), by and among CONTINENTAL CASUALTY COMPANY, an Illinois Insurance Company (the “Company”), and Debra L. McClenahan (the “Executive”).

     WHEREAS, the Executive is presently employed by the Company with senior management level responsibility for its reinsurance business unit commonly known as CNA Re.

     WHEREAS, the Company considers it essential to its best interests to foster the retention of key management personnel of the Company; and

     WHEREAS, the Company recognizes that circumstances may arise that would affect the continuing role of the Executive, and that such circumstances may result in the departure or distraction of the Executive to the detriment of the Company.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.     Covered Termination. The termination benefits described in Section 2 hereof shall be provided to the Executive in the event that the Executive suffers a “Covered Termination” of the Executive’s employment with the Company between the Effective Date and December 31, 2005 (the “End Date”). Upon their mutual written agreement the Company and the Executive may extend the End Date.

          For purposes hereof, “Covered Termination” shall mean termination of the Executive’s employment by the Company other than for “Cause”, as described in paragraph (a) below; or termination of such employment by the Executive for “Good Reason”, as described in paragraph (b) below; or termination of employment as a result of a “Change in Control”, as described in paragraph (c) below. The Executive shall not be treated as having suffered a Covered Termination in the event of: the Executive’s death or disability, the involuntary termination of the Executive’s employment for Cause, the Executive’s voluntary termination of employment other than for Good Reason, or the Executive’s termination of employment for any reason following the End Date.

          (a) Termination For Cause. For purposes of this Agreement, Cause shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty; (ii) any conduct which is inconsistent with the dignity and character of an executive of the Company; (iii) a substantial breach of any material provision of the Company’s Code of Professional Conduct or of this Agreement; (iv) willful or reckless material misconduct in the performance of the Executive’s duties; or (v) the habitual neglect of duties; provided, however, that for purposes of clauses (iv) and (v), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which she was not legally entitled). If the Executive agrees to resign from her employment with the Company in lieu of being terminated for Cause, she will be deemed to have been terminated for Cause for purposes of this Agreement.

          (b) Termination for Good Reason. For purposes of this Agreement, the voluntary termination of employment by the Executive prior to the End Date shall be deemed a termination for “Good Reason” if:

(i)	there is a substantial diminution of the Executive’s duties or responsibilities;

(ii)	there is a reduction in the Executive’s “Total Target Compensation” amount from that which was in effect on the Effective Date. For purposes hereof, “Total Target Compensation” is defined as the total of Executive’s annual base salary, annual incentive target, and long-term incentive cash target; or

(iii)	there is a relocation, without the Executive’s written consent, of the Executive’s principal place of business by more than 50 miles.

          (c) Change in Control. For purposes of this Agreement the termination of employment by Executive prior to the End Date shall be deemed a termination for “Change in Control” if, (i) Executive does not receive a “Qualified Offer” from the Company, any of its subsidiaries or a Successor Entity. For purposes hereof, a “Qualified Offer” is an offer of employment in connection with a Change in Control under terms and conditions that would not constitute Good Reason under Section 1(b) hereof, or (ii) in the case of an offer other than from a Successor Entity, if there is a change in Executive’s reporting relationship other than to the CEO or CFO of the Company, or the President and COO of its Property & Casualty business unit.

               For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if prior to the End Date all or substantially all of the business of CNA Re, whether conducted by the Company or any of its subsidiaries is exited, sold, or otherwise transferred, in a single or series of related or unrelated transactions, whether by asset purchase, stock purchase, merger or consolidation, reinsurance, or any other form of transaction, or combination thereof, to entities not controlled by the Company. For purposes of this Agreement, an entity shall be deemed controlled by the Company if it holds, directly or indirectly, 50% or more of the voting interest of such entity. If a Change in Control shall occur, any entity that acquires CNA Re and that becomes the employer of the Executive in connection therewith shall be referred to herein, together with its affiliates, as the “Successor Entity.”

               The final and binding determination of whether a sale of the business of CNA Re or any portion thereof shall constitute a Change in Control shall be made in good faith by the CEO of the Company (“CEO”), as shall the determination of whether a termination is a result of Cause or Good Reason or as a result of any other reason or cause.

     2.     Consequences of Covered Termination. In the event that the Executive’s employment with the Company shall have been terminated prior to the End Date in a manner that shall constitute a Covered Termination, the Executive shall be provided with the following severance payments and benefits:

          (a) Base Salary. The Executive shall receive following the Covered Termination an amount equal to one (1) times the Executive’s annual base salary as in effect at the time of the Covered Termination (disregarding any reduction in base salary rate that constitutes Good Reason under Section 1 (b) hereof) (“Base Salary”) payable in 12 equal monthly installments,

          (b) Annual Bonus. The Executive shall receive following the Covered Termination an amount equal to one (1) times the annual target bonus as in effect at the time of the Covered Termination, payable in 12 equal monthly installments.

          (c) CNA Re Deferred Profit Sharing Plan. For purposes of the CNA Re Deferred Profit Sharing Plan (DPS), the Executive’s Covered Termination shall be treated as a termination through retirement, and the Executive shall receive those amount that would be payable in the event of termination through retirement pursuant to the terms of the DPS in effect immediately prior to the Covered Termination.

          (d) Miscellaneous Items. The Executive shall receive any unpaid base salary prorated to the date of her termination and any previous year’s earned, but unpaid annual bonus.

          (e) Welfare Benefits. Provided they are maintained by the Company, the Executive shall be entitled to coverage and benefits under the Company’s benefit programs, on substantially the same terms as were in effect immediately prior to a Covered Termination, including any applicable co-payments or premiums to be paid by the Executive, for a period of one (1) year following the Executive’s Covered Termination (the “Continuation Period”), under the medical, dental and group life insurance plans in which the Executive was participating at the time of the Covered Termination, as though the Executive’s termination of employment had not occurred. (The benefits and coverages to be provided under this paragraph (f) are hereinafter referred to as “Welfare Continuation Coverages”.) All Welfare Continuation Coverages shall apply to the Executive and any of the Executive’s dependents as and to the extent they would have been eligible for coverage if the Executive had continued to be employed by the Company during the Continuation Period. The Company may provide the Executive with the Welfare Continuation Coverages under arrangements other than pursuant to the generally applicable welfare benefit plans of the Company in which the Executive was previously participating, provided that the benefits and coverages so provided are at least as favorable to the Executive as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to the Executive. The Executive’s entitlement to “COBRA” continuation coverages for medical and dental benefits under section 4980B of the Internal Revenue Code (or any successor provision thereto) shall run concurrent with Welfare Continuation Coverages.

     3.     Termination Prior To End Date For Cause, Voluntary Termination Other Than For Good Reason, Or Termination Because Of Death Or Disability. In the event of The Executive’s termination prior to the End Date for Cause or due to her voluntary termination other than for Good Reason or her termination because of death or disability, the Company shall pay the Executive as severance only the Miscellaneous Items set forth in Section 2(d) above and she shall be entitled to benefits only as provided for in Section 5, below.

     4.     Termination Prior To End Date By The Company Without Cause. In the event of the termination of the Executive by the Company prior to the End Date other than for Cause, she shall receive the same severance payments and other benefits as if she had terminated her employment for Good Reason.

     5.     Other Payments. Other than as set forth is this Agreement, in the event of her termination prior to the End Date the Executive shall be entitled to no other severance payments pursuant to any Company severance plans or otherwise and her rights, if any, under any of the Company’s retirement, savings, benefit, pension, welfare (including medical, dental and life), incentive or other non-severance plans of any nature shall be governed by their terms. In the event of her termination for any reason subsequent to the End Date, the Executive’s severance and other benefits shall be governed by the terms of the Company’s employee benefit plans or programs in effect as of the time of such termination.

     6.     Tax Withholding. All payments required to be made to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to income tax, excise tax, employment tax and other payroll taxes as the payer may reasonably determine it should withhold pursuant to any applicable law or regulation.

     7.     No Mitigation or Offset. In the event of a Covered Termination, the Executive shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of obligations hereunder for the payments and the benefit coverages required to be provided to the Executive.

     8.     Covenants.

          (a) Confidentiality. The Executive agrees that, while employed by the Company, and at all times thereafter, the Executive shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of Executive’s employment which relates to (a) the Company and/or any other business or entity in which the Company during the course of the Executive’s employment has directly or indirectly held a greater than 10% equity interest whether voting or non-voting; (b) the Company’s customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of Executive’s employment, the Executive shall return all confidential information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding the foregoing provisions of this Section 8(a), the Executive may disclose or use any such information (i) as such disclosure or use may be required or appropriate in the course of the Executive’s employment with the Company, (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, provided that in the event Executive believes she is so required to make such disclosure or use, she will notify the Company in writing of the basis for that belief before actually making such disclosure or use in order to permit the Company to take steps to protect the Company’s interest and will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure or use, or (iii) with the prior written consent of the Company. In addition, if the Executive has not already done so, she agrees to be bound by the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement incorporated by reference herein.

               For purposes of this Agreement, “Confidential Information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach by the Executive of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company or other entities as described above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, actuarial, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents, and employees.

          (b) Non-Solicitation. The Executive agrees that, during her employment and for a period of 12 months following the Executive’s termination of employment with the Company, for whatever reason, should said termination occur between the Effective Date and the End Date, the Executive will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company, nor will the Executive assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company.

          (c) Non-Interference. The Executive agrees that during her employment and for a period of 12 months following Executive’s termination of employment, for whatever reason, with the Company, should said termination occur between the Effective Date and the End Date, the Executive will not disturb or attempt to disturb any business relationship or agreement between and the Company any other person or entity.

          (d) Assistance with Claims. The Executive agrees that, during her employment and for a reasonable period (not fewer than 24 months from the date of termination) thereafter, the Executive will be available, on a reasonable basis to assist the Company in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (“Claims”) that may be made or threatened by or against the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if she is requested (i) to testify or otherwise become involved in connection with any Claim against the Company, or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any of their actions, whether or not a lawsuit has been filed against the Company relating thereto. After the termination of her employment, the Company agrees to provide reasonable compensation to the Executive at an hourly rate computed by dividing Executive’s base salary as of her termination by 2080 hours for such assistance. The Company also shall reimburse the Executive or cause the Executive to be reimbursed for any out-of-pocket expenses reasonably incurred by the Executive in complying with this section.

          (e) Return of Materials. The Executive shall, at any time upon the request of the Company, and in any event upon the termination of employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company, created or obtained by the Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that the Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. The Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

          (f) Effect of Breach. The Executive acknowledges that the violation of the covenants set forth in this Section 8 would cause the Company irreparable harm and the Executive agrees that the Company shall be entitled to injunctive relief restraining the Executive from actual or threatened breach of the covenants and that if bond is required to be posted in order for the Company to secure such relief said bond need only be in a nominal amount. The right of the Company to seek injunctive relief shall be in addition to any other remedies available to the Company with respect to an alleged or threatened breach. The Executive shall be liable for the Company’s reasonable attorneys’ fees and costs in bringing such an action.

          (g) Definition of Company. For purposes of this Section 8 the meaning of Company also shall include its parent and any of its subsidiaries or affiliates.

     9.     Release of Claims. As a condition of Executive’s entitlement to the severance payments and benefits provided in this Agreement, at the time of her termination, the Executive, shall enter into a release in a form acceptable to the Company releasing the Company and its parent, subsidiaries, affiliates, directors, officers, employees and agents from any and all claims arising prior to the date of such release, including but not limited to those arising from the Age Discrimination In Employment Act, as amended.

     10.     Other Compensation and Benefit Plans. Except as specifically provided herein, the Covered Termination of the Executive’s employment shall not accelerate the time of payment or vesting under, or increase the amount of benefits due under, any benefit or incentive compensation plans of the Company. The amount of any compensation deemed to be received by the Executive pursuant to this Agreement shall not constitute compensation with respect to which any other benefit or incentive compensation of such Executive is determined. Except as provided herein, the rights and benefits of the Executive under this Agreement shall not be in lieu of the Executive’s benefits under any employee benefit plan or program of the Company, which shall be payable in accordance with the terms and conditions of such plans or programs.

     11.     Successors and Assigns. This Agreement and all rights hereunder are personal to the Executive and shall not be assignable by the Executive.

     12.     No Right of Employment. Nothing in this Agreement shall confer upon the Executive any right to continue as an employee of the Company or interfere in any way with the right of the Company or the Executive to terminate their employment relationship at any time.

     13.     Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

     14.     Entire Agreement. This Agreement constitutes the entire agreement among the parties respecting the subject matter hereof and supersedes any prior agreements respecting the subject matter hereof. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties, and no discharge of the terms of this Agreement shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

     15.     Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

                     Notice to CNA or the Company shall be addressed to:

Jonathan D. Kantor
Executive Vice President and General Counsel
CNA Financial Corporation
CNA Plaza 43 South
Chicago, IL 60685

                    Fax: (312) 817-0511

                    Notice to the Executive shall be addressed to the Executive at the address indicated on the signature page hereof.

     16.     Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Illinois without regard to conflict of laws principles

     17.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one Agreement. It shall not be necessary that any counterpart be signed by the parties hereto so long as each such party shall have executed a counterpart.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONTINENTAL CASUALTY COMPANY

/s/ Jonathan D. Kantor By: Jonathan D. Kantor Its: Executive Vice President and General Counsel

EXECUTIVE

Name: Address:	/s/ Deborah L. McClenahan Debra L. McClenahan 942 Pine Tree Lane Winnetka, IL 60093-1323

Fax: (312) 876-5429